Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (this "Agreement") entered into as of January 22, 2004, by and among Mountain Oil, Inc., a Utah corporation ("MOLI"), MtOil Enterprises, Inc., a Utah corporation and a wholly owned Subsidiary of MOLI ("Enterprises"), Oakridge Resources, Inc., a Utah corporation and currently a wholly owned Subsidiary of MOLI ("ORI") and Dental Cooperative, Inc., a Utah corporation ("CO-OP"). MOLI, Enterprises, ORI and CO-OP are referred to collectively herein as the "Parties."

         This Agreement contemplates a tax-free merger of Enterprises with and into CO-OP in a reorganization pursuant to Code ss.368(a)(2)(E). Under this Agreement, Enterprises will cease to exist, CO-OP Stockholders will receive MOLI stock in exchange for their CO-OP stock, and CO-OP will be a wholly owned Subsidiary of MOLI at the Effective Time.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ss.1. Definitions.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Articles of Merger" has the meaning set forth in ss.2(c) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business Corporation Act" means the Utah Revised Business Corporation Act, as amended.

         "Closing" has the meaning set forth in ss.2(b) below.

         "Closing Date" has the meaning set forth in ss.2(b) below.

         "Confidential Information" means any information concerning the businesses and affairs of CO-OP and its Subsidiaries that is not already generally available to the public.

         "Conversion Ratio" has the meaning set forth in ss.2(d)(v) below.

         "Definitive Information Statement" means the definitive information statement relating to the Special Meetings.

         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Dissenting CO-OP Share" means any CO-OP Share held of record by any stockholder who or which has exercised his, her, or its appraisal rights under the Business Corporation Act.

         "Dissenting MOLI Share" means any MOLI Share held of record by any stockholder who or which has exercised his, her, or its appraisal rights under the Business Corporation Act.

         "CO-OP" has the meaning set forth in the preface above.

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         "CO-OP Share" means any share of the common stock, $0.001 par value per share, of CO-OP.

         "CO-OP Special Meeting" means a special meeting of the stockholders of CO-OP called by duly adopted resolution of the board of directors of CO-OP for the purpose of obtaining stockholder approval of this Agreement and the Merger.

         "CO-OP Stockholder" means any Person who or which holds any CO-OP
Shares.

         "Effective Time" has the meaning set forth in ss.2(d)(i) below.

         "Enterprises" has the meaning set forth in the preface above.

         "Exchange Agent" has the meaning set forth in ss.2(e) below.

         "Financial Statements" has the meaning set forth in ss.3(h) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of a Party and its Subsidiaries (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other Parties have knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

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         "Merger" has the meaning set forth in ss.2(a) below.

         "MOLI" has the meaning set forth in the preface above.

         "MOLI Share" means any share of the common stock, no par value, of MOLI.

         "MOLI Special Meeting" means a special meeting of the stockholders of MOLI called by duly adopted resolution of the board of directors of MOLI for the purpose of obtaining stockholder approval of this Agreement, the ORI Distribution, other matters pertaining to amendment of the articles of incorporation of MOLI, and the election of directors of MOLI.

         "MOLI Stockholder" means any Person who or which holds any MOLI Shares.

         "Most Recent Balance Sheet" means the balance sheet as of the Most Recent Fiscal Year End.

         "Most Recent Fiscal Quarter End" has the meaning set forth in ss.4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in ss.3(h) below.

         "ORI" has the meaning set forth in the preface above.

         "ORI Distribution" means the distribution of the entire issued and outstanding 2,326,474 ORI Shares by MOLI to the MOLI Stockholders pro rata based on their ownership of MOLI Shares as of the day immediately preceding the Effective Time.

         "ORI Share" means any share of the common stock, no par value per share, of ORI.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Public Reports" has the meaning set forth in ss.4(f) below.

         "Requisite CO-OP Stockholder Approval" means the affirmative vote of the holders of a majority of the CO-OP Shares.

         "Requisite MOLI Stockholder Approval" means the affirmative vote of the holders of a majority of the MOLI Shares.

         "SEC" means the Securities and Exchange Commission.

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         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

         "Surviving Corporation" has the meaning set forth in ss.2(a) below.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ss.2. Basic Transaction.

         (a) Merger. On and subject to the terms and conditions of this Agreement, Enterprises will merge with and into CO-OP (the "Merger") at the Effective Time. Enterprises will cease to exist, and CO-OP shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cohne, Rappaport & Segal, P.C., in Salt Lake City, Utah, commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby other than conditions with respect to actions the respective Parties will take at the Closing itself; provided, however, the Parties may agree in writing to a different date for the Closing that is no earlier than the date specified above. The date of the Closing selected under the preceding sentence is the "Closing Date".

         (c) Actions at Closing. At the Closing, (i) CO-OP will deliver to MOLI and Enterprises the various certificates, instruments, and documents referred to in ss.6(a) below, (ii) MOLI and Enterprises will deliver to CO-OP the various certificates, instruments, and documents referred to in ss.6(b) below, (iii)

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CO-OP and Enterprises will file with the Division of Corporations and Commercial
Code of the state of Utah Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger") (iv) each of the officers of MOLI will deliver signed resignations from all of their officer positions with MOLI effective immediately following the Closing, and (v) MOLI will deliver to the Exchange Agent in the manner provided below in this ss.2 the certificates evidencing the 18,823,288 MOLI Shares to be issued to CO-OP Stockholders in the Merger.

         (d) Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "Effective Time") CO-OP and Enterprises file the Articles of Merger with the state of Utah. The Merger shall have the effect set forth in the Business Corporation Act. CO-OP, as the Surviving Corporation, may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either CO-OP or Enterprises in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Articles of Incorporation. The Articles of Incorporation of Surviving Corporation shall be the Articles of Incorporation of CO-OP as in effect immediately prior to the Effective Time.

                  (iii) Bylaws. The Bylaws of Surviving Corporation shall be the Bylaws of CO-OP as in effect immediately prior to the Effective Time.

                  (iv) Directors and Officers. The directors and officers of CO-OP immediately prior to the Merger will be the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

                  (v) Conversion of CO-OP Shares. At and as of the Effective Time each CO-OP Share (other than any Dissenting CO-OP Share) shall be converted into the right to receive the number of MOLI Shares resulting from the ratio of 18,823,288 divided by the total issued and outstanding CO-OP shares at the Effective Time less any Dissenting CO-OP Shares (the "Conversion Ratio"); provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of CO-OP Shares outstanding immediately prior to the Effective Time.

                  (vi) Dissenting CO-OP Shares. Each Dissenting CO-OP Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Business Corporation Act.

                  (vii) All Other CO-OP Shares Void. No CO-OP Share shall be deemed to be outstanding or to have any rights other than those described and provided for in ss.2(d)(v) and (vi) at and after the Effective Time, and except as expressly provided herein, no option or warrant on CO-OP Shares shall have any continuing legal validity at and after the Effective Time.

                  (viii) Conversion of Enterprises' Capital Stock. At and as of the Effective Time, each share of Enterprises' common stock, no par value per share, shall be converted into one share of Surviving Corporation's common stock, par value $0.001 per share.

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         (e) Procedure for Payment.

                  (i) Immediately after the Effective Time, (A) MOLI will furnish to Interwest Transfer Company (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the 18,823,288 MOLI Shares to be issued to non-dissenting CO-OP Stockholders pursuant to the Conversion Ratio, and (B) MOLI will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit B to each record holder of outstanding CO-OP Shares for the holder to use in surrendering the certificate(s) which represented his, her, or its CO-OP Shares in exchange for one or more certificates representing the number of MOLI Shares to which he, she, or it is entitled. The MOLI Shares issued in the Merger to the CO-OP Stockholders shall be, when issued, fully paid and non-assessable, and shall be issued in reliance on exemptions from registration under the Securities Act and state securities laws, and will be "restricted securities" within the meaning of Rule 144 adopted under the Securities Act.

                  (ii) MOLI will not pay any other dividend or make any other distribution on MOLI Shares (with a record date at or after the Effective Time) to any record holder of outstanding CO-OP Shares until the holder surrenders for exchange his, her, or its certificates that represented CO-OP Shares. Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. In no event will any holder of outstanding CO-OP Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                  (iii) MOLI may cause the Exchange Agent to return any MOLI Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding CO-OP Shares shall be entitled to look to MOLI (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the MOLI Shares and dividends and distributions thereon to which he, she, or it claims to be entitled upon surrender of his, her, or its certificates.

         (f) Closing of CO-OP Transfer Records. After the close of business on the Closing Date, transfers of CO-OP Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

         (g) ORI Disposition. The parties agree that, prior to or as of the day immediately preceding the Effective Time, MOLI shall transfer and assign all of its assets, rights, options and liabilities to ORI under arrangements whereby ORI expressly assumes responsibility for all assumed MOLI liabilities and whereby ORI expressly releases and indemnifies MOLI and CO-OP of any and all liability of any kind whatsoever with respect to the assets, contracts and liabilities thus transferred to ORI. Moreover, ORI will execute and deliver to MOLI and CO-OP an Indemnity Agreement in the form attached hereto as Exhibit C holding MOLI and CO-OP harmless from any cost, charge, claim or damages associated with any liability of MOLI that is transferred and assumed by ORI. Following the transfer of all of its pre-Closing assets, rights and liabilities to ORI and the execution and delivery of the Indemnity Agreement, MOLI shall deliver to the Exchange Agent all of the issued and outstanding ORI Shares to effect the ORI Distribution. MOLI will not pay any dividend or make any distribution on MOLI Shares that is paid or payable in ORI Shares (with a record date at or after the Effective Time) to any record holder of outstanding CO-OP Shares.

ss.3. CO-OP's Representations and Warranties. CO-OP makes the representations and warranties to MOLI and Enterprises contained in this ss.3 as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") with the intent that MOLI and Enterprises rely on such representations and warranties in entering into this Agreement and consummating the transactions contemplated hereby. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) Organization, Qualification, and Corporate Power. CO-OP and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. CO-OP and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. CO-OP and each of its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties now owned and used by it.

         (b) Capitalization. The entire authorized capital stock of CO-OP consists of 20,000,000 CO-OP Shares, of which 9,411,644 CO-OP Shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. All of the issued and outstanding CO-OP Shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CO-OP to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CO-OP.

         (c) Authorization of Transaction. CO-OP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that CO-OP cannot consummate the Merger unless and until it receives the Requisite CO-OP Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of CO-OP, enforceable in accordance with its terms and conditions.

         (d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) to the Knowledge of any director or officer of CO-OP, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CO-OP or any of its Subsidiaries is subject or (ii) violate any provision of the charter or bylaws of CO-OP or any of its Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CO-OP or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Knowledge of any director or officer of CO-OP, and other than in connection with the provisions of the Business Corporation Act, the Securities Exchange Act, the Securities Act, and state securities laws, neither CO-OP nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. Neither CO-OP nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

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         (f) Title to Assets. CO-OP and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (g) Subsidiaries. ss.3(g) of the Disclosure Schedule sets forth for each Subsidiary of CO-OP (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of CO-OP have been duly authorized and are validly issued, fully paid, and non-assessable. CO-OP or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of CO-OP, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of CO-OP and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of CO-OP to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of CO-OP. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of CO-OP. Neither CO-OP nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association, which is not a Subsidiary of CO-OP. Except for the Subsidiaries set forth in ss.3(g) of the Disclosure Schedule, neither CO-OP nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

         (h) Financial Statements. On or before February 29, 2004, CO-OP will deliver to MOLI as ss.3(h) of the Disclosure Schedule the following financial statements (collectively the "Financial Statements"): (i) an audited consolidated balance sheet for CO-OP as of December 31, 2003 (the "Most Recent Fiscal Year End"); and (ii) audited consolidated statements of income, changes in stockholders' equity, and cash flows of CO-OP for each year in the two year period ended December 31, 2003. The Financial Statements (including the notes thereto) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of CO-OP and its Subsidiaries as of such dates and the results of operations of CO-OP and its Subsidiaries for such periods, will be correct and complete, and will be consistent with the books and records of CO-OP and its Subsidiaries (which books and records are correct and complete).

         (i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End and except as disclosed in ss.3(j) of the Disclosure Schedule, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

                  (i) neither CO-OP nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) neither CO-OP nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

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                  (iii) no party (including CO-OP and any of its Subsidiaries)
         has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which CO-OP or any of its Subsidiaries is a party or by which any of them is bound;

                  (iv) neither CO-OP nor any of its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

                  (v) neither CO-OP nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (vi) neither CO-OP nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (vii) neither CO-OP nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $15,000 in the aggregate;

                  (viii) neither CO-OP nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) neither CO-OP nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (x) there has been no change made or authorized in the charter or bylaws of any of CO-OP and its Subsidiaries;

                  (xi) neither CO-OP nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xii) neither CO-OP nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiii) neither CO-OP nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) neither CO-OP nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xv) neither CO-OP nor any of its Subsidiaries has granted any increase in the base compensation of, or made any other change in employment terms for, any of its directors, officers, and employees outside the Ordinary Course of Business; and

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                  (xvi) neither CO-OP nor any of its Subsidiaries has committed to any of the foregoing.

         (j) Undisclosed Liabilities. Neither CO-OP nor any of its Subsidiaries has any Liability (and, to their Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) including Liability for Taxes, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities disclosed in ss.3(j) of the Disclosure Schedule and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (k) Legal Compliance. CO-OP, each of its Subsidiaries, and their respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (l) Tax Matters.

                  (i) CO-OP and each of its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by CO-OP or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither CO-OP nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CO-OP or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CO-OP or any of its Subsidiaries.

                  (ii) CO-OP and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (m) Intellectual Property.

                  (i) CO-OP and its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of CO-OP and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by CO-OP or any of its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by CO-OP or its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. CO-OP and each of its Subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property that they own or use.

                  (ii) Neither CO-OP nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of CO-OP or any of its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CO-OP or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of CO-OP and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of CO-OP or any of its Subsidiaries.

         (n) Litigation. ss.3(n) of the Disclosure Schedule sets forth each instance in which CO-OP, any of its Subsidiaries, or any of their respective directors (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of directors and officers (and employees with responsibility for litigation matters) of CO-OP and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.3(n) of the Disclosure Schedule could result in any Material Adverse Change. None of the directors and officers (and employees with responsibility for litigation matters) of CO-OP and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against CO-OP or any of its Subsidiaries or that there is any Basis for the foregoing.

         (o) Employees. To the Knowledge of any of the directors and officers (and employees with responsibility for employment matters) of CO-OP and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with CO-OP or any of its Subsidiaries. Neither CO-OP nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither CO-OP nor any of its Subsidiaries has committed any unfair labor practice. None of the directors and officers (and employees with responsibility for employment matters) of CO-OP and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of CO-OP or any of its Subsidiaries.

         (p) Employee Benefits. None of CO-OP and its Subsidiaries has ever established or maintained any "employee benefit plan" (as such term is defined in ss.3(3) of the Employee Retirement Income Security Act of 1974, as amended) and any other employee benefit plan, program or arrangement of any kind.

         (q) Certain Business Relationships with CO-OP and Its Subsidiaries. None of CO-OP's and its Subsidiaries' directors, officers, employees, and shareholders, or their respective Affiliates, has been involved in any business arrangement or relationship with CO-OP or any of its Subsidiaries within the past 12 months, and none of CO-OP's and its Subsidiaries' directors, officers, employees, and shareholders, or their respective Affiliates, owns any asset, tangible or intangible, which is used in the business of CO-OP or any of its Subsidiaries.

         (r) Disclosure. The Definitive Information Statement will comply with the disclosure requirements set forth in Regulation 14C and Schedule 14C adopted under the Securities Exchange Act in all material respects. The Definitive Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that CO-OP makes no representation or warranty with respect to any information that MOLI and Enterprises will supply specifically for use in the Definitive Information Statements.

         (s) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

ss.4. MOLI's and Enterprises' Representations and Warranties. Each of MOLI and Enterprises, makes the representations and warranties to CO-OP contained in this ss.4 as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule with the intent that CO-OP rely on such representations and warranties in entering into this Agreement and consummating the transactions contemplated hereby. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

         (a) Organization. Each of MOLI and Enterprises is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Capitalization. The entire authorized capital stock of MOLI consists of 50,000,000 MOLI Shares, of which 2,326,474 MOLI Shares are issued and outstanding, and 10,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. All of the issued and outstanding MOLI Shares have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth in ss.4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MOLI to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to MOLI.

         (c) Authorization of Transaction. Each of MOLI and Enterprises has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of MOLI and Enterprises, enforceable in accordance with its terms and conditions.

         (d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) to the Knowledge of any director or officer of MOLI, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either MOLI or Enterprises is subject or (ii) violate any provision of the charter, bylaws, or other governing documents of either MOLI or Enterprises or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either MOLI or Enterprises is a party or by which it is bound or to which any of its assets is subject. To the Knowledge of any director or officer of MOLI, and other than in connection with the provisions of the Business Corporation Act, the Securities Exchange Act, the Securities Act, and state securities laws, neither MOLI nor Enterprises needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. Neither MOLI nor Enterprises has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which CO-OP or any of its Subsidiaries could become liable or obligated.

         (f) Filings with SEC. MOLI has made all filings with SEC that it has been required to make within the past three years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. MOLI has delivered to CO-OP a correct and complete copy of each Public Report filed with the SEC since January 1, 2003 (together with all exhibits and schedules thereto and as amended to date).

         (g) Financial Statements. MOLI has filed Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 2003 (the "Most Recent Fiscal Quarter End"), June 30, 2003, and March 31, 2003 and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of MOLI and its Subsidiaries as of the indicated dates and the results of operations of MOLI and its Subsidiaries for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of MOLI and its Subsidiaries.

         (h) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

         (i) Undisclosed Liabilities. Neither MOLI nor any of its Subsidiaries has any Liability (and, to their Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), including any Liability for Taxes, except for (i) Liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto), (ii) Liabilities arising form or incident to he negotiation and execution of this Agreement and consummation of the transactions contemplated hereby, and (iii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) Legal Compliance. MOLI and Enterprises and their respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (k) Tax Matters.

                  (i) MOLI and each of its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by MOLI or any its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither MOLI nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where MOLI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of MOLI or any of its Subsidiaries.

                  (ii) MOLI and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (l) Litigation. ss.4(l) of the Disclosure Schedule sets forth each instance in which MOLI, Enterprises, or any of their respective directors (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of directors and officers (and employees with responsibility for litigation matters) of MOLI or Enterprises, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(l) of the Disclosure Schedule could result in any Material Adverse Change. None of the directors and officers (and employees with responsibility for litigation matters) of MOLI or Enterprises has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against MOLI or Enterprises or that there is any Basis for the foregoing.

         (j) Disclosure. The Definitive Information Statement will comply with the disclosure requirements set forth in Regulation 14C and Schedule 14C adopted under the Securities Exchange Act in all material respects. The Definitive Information Statements will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that MOLI and Enterprises make no representation or warranty with respect to any information that CO-OP will supply specifically for use in the Definitive Information Statements.

         (j) Sarbanes-Oxley Compliance. MOLI has, since July 30, 2002, included in its Public Reports the disclosure required by Item 307 of Regulation S-B and the certifications required by ss.ss. 302 and 906 of the Sarbanes-Oxley Act of 2002, and has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of MOLI or its Subsidiaries, that is prohibited by ss. 402 of the Sarbanes-Oxley Act of 2002.

         (k) Certain Business Relationships with MOLI and Its Subsidiaries. Except as set forth in ss.4(k) of the Disclosure Schedule, none of MOLI's and its Subsidiaries' directors, officers, employees, and shareholders, or their respective Affiliates, has been involved in any business arrangement or relationship with MOLI or any of its Subsidiaries within the past 12 months, and none of MOLI's and its Subsidiaries' directors, officers, employees, and shareholders, or their respective Affiliates, owns any asset, tangible or intangible, which is used in the business of MOLI or any of its Subsidiaries.

ss.5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

         (b) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(d) and ss.4(d) above. Without limiting the generality of the foregoing:

                  (i) State Securities Laws. As soon as practicable following the delivery of the Financial Statements by CO-OP to MOLI, MOLI, with the assistance of CO-OP, will prepare and file with the Utah Securities Division under ss.61-1-14(2)(p) or 14(2)(s) of the Utah Uniform Securities Act a preliminary information statement that complies with the disclosure requirements of Regulation 14C and Schedule 14C adopted under the Securities Exchange Act relating to the CO-OP Special Meeting and MOLI Special Meeting. MOLI, in cooperation with CO-OP, will use its reasonable best efforts to respond to the comments of the Utah Securities Division thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. MOLI will keep CO-OP and its legal counsel and accountants fully and timely informed about any and all comments from, inquiries by, and agreements reached with, the Utah Securities Division.

                  (ii) Business Corporation Act.

                           (A) Within five days following the date on which the
                  Utah Securities Division determines it has no further comments on the preliminary information statement, CO-OP will distribute to its stockholders the Definitive Information Statement, which will include notice of the CO-OP Special Meeting for a date not later than 20 days following the date the Definitive Information Statement is disseminated to the CO-OP Stockholders. At the CO-OP Special Meeting the CO-OP Stockholders shall consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Business Corporation Act.

                           (B) Within five days following the date on which the
                  Utah Securities Division determines it has no further comments on the preliminary information statement, MOLI will distribute to its stockholders the Definitive Information Statement, which will include Notice of the MOLI Special Meeting for a date not later than 20 days following the date the Definitive Information Statement is disseminated to the stockholders of MOLI. At the MOLI Special Meeting the MOLI Stockholders shall consider and vote upon the adoption of this Agreement, the ORI Distribution, the election of directors, and amendment of the articles of incorporation of MOLI to change its name to Dental Patient Care America, Inc. and adopt such other changes to which the Parties may agree.

                           (C) On or before the Closing Date, MOLI shall prepare
                  and sign a written consent as the sole stockholder of Enterprises approving this Agreement and the Merger.

                           (D) The Definitive Information Statement shall
                  contain the affirmative recommendation of the boards of directors of CO-OP and MOLI in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of CO-OP or MOLI shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         (c) Operation of Business. Neither MOLI nor CO-OP will (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                  (i) neither CO-OP, MOLI nor any of their Subsidiaries will authorize or effect any change in its charter or bylaws;

                  (ii) neither CO-OP, MOLI nor any of their Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (iii) neither CO-OP, MOLI nor any of their Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except for the ORI Distribution contemplated by this Agreement;

                  (iv) neither CO-OP, MOLI nor any of their Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (v) neither CO-OP, MOLI nor any of their Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;

                  (vi) neither CO-OP, MOLI nor any of their Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                  (vii) neither CO-OP, MOLI nor any of their Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                  (viii) neither CO-OP, MOLI nor any of their Subsidiaries will commit to any of the foregoing.

         (d) Full Access. CO-OP and MOLI will (and will cause each of their Subsidiaries to) permit representatives of the other party (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations, to all premises, properties, personnel, books, records (including tax records), contracts, and business documents, including those related to any Subsidiaries. Each of MOLI, CO-OP and Enterprises will treat and hold as such any Confidential Information it receives from another party or any of its Subsidiaries in the course of the reviews contemplated by this ss.5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the producing party all tangible embodiments (and all copies) thereof which are in its possession.

         (e) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (f) Exclusivity.

                  (i) CO-OP will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of CO-OP or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that CO-OP, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. CO-OP shall notify MOLI immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (ii) MOLI will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition by MOLI of all or substantially all of the capital stock or assets of such Person or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that MOLI, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. MOLI shall notify CO-OP immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

ss.6. Conditions to Obligation to Close.

         (a) Conditions to MOLI's and Enterprises' Obligation. The obligation of each of MOLI and Enterprises to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite CO-OP Stockholder Approval, this Agreement and the ORI Distribution shall have received the Requisite MOLI Stockholder Approval, and the number of Dissenting CO-OP Shares shall not exceed five percent (5%) of the number of outstanding CO-OP Shares;

                  (ii) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) CO-OP shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of MOLI to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Chief Executive Officer of CO-OP shall have delivered to MOLI and Enterprises a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iv) is satisfied in all respects; and

                  (vi) all actions to be taken by CO-OP in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to MOLI and Enterprises.

MOLI and Enterprises may waive any condition specified in this ss.6(a) if they execute a writing so stating at or prior to the Closing.

          (b) Conditions to CO-OP's Obligation. The obligation of CO-OP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement (and, in the case of CO-OP, the Merger) shall have received the Requisite CO-OP Stockholder Approval and Requisite MOLI Stockholder Approval, the ORI Distribution and the other matters pertaining to amendment of the articles of incorporation of MOLI set forth in the Definitive Information Statement shall have received the Requisite MOLI Stockholder Approval, the election of each director nominated and proposed for election in the Definitive Information Statement shall be elected by a plurality of the vote cast for each such director, and the number of Dissenting MOLI Shares shall not exceed one percent of the number of outstanding MOLI Shares;

                  (ii) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) each of MOLI and Enterprises shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of MOLI to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Chief Executive Officer of each of MOLI and Enterprises shall have delivered to CO-OP a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iv) is satisfied in all respects;

                  (vi) all actions to be taken by MOLI and Enterprises in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to CO-OP;

                  (vii) ORI shall have executed and delivered the Indemnity Agreement in the form attached hereto as Exhibit C as contemplated in ss.2(g);

                  (viii) MOLI shall cause to be signed and delivered to it by Joseph Ollivier and Pete Peterson a Lockup Agreement in the form attached hereto as Exhibit D whereby such persons shall agree with MOLI that each such person, together with any assignees, donees, heirs and successors, will refrain from selling any MOLI Shares until on and after the date that is one year and thirty days after the Effective Time;

                  (ix) MOLI and/or CO-OP shall have executed and delivered with Michael Silva, Marlon Berrett, and Andrew Eberhardt employment and severance agreements effective upon the Closing in form and substance agreeable and acceptable to such individuals; and

                  (x) MOLI shall have issued and delivered, effective upon the Closing, stock options to the following persons, covering the following numbers of shares, and at the following exercise prices:

           Name                 Number of Shares             Exercise Price
           ----                 ----------------             --------------

         Pugh Dental                200,000                $2.50 per share
         Scott Brian                 50,000                 2.50 per share
         FMG                         10,000                 2.50 per share
         R. Webb                      2,000                 2.50 per share
         D. Thomas                    2,000                 2.50 per share

         (xi) MOLI shall deliver signed resignations of each and every officer of MOLI holding office immediately prior to Closing.

         (xii) MOLI shall have caused the election of Michael Silva and Marlon Berrett as directors of MOLI as of the Effective Time, and shall have delivered the resignations of Joseph Ollivier and Lynn Stratford as directors of MOLI. Harry L. ("Pete") Peterson will continue to serve as a director.

CO-OP may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

ss.7. Termination.

         (a) Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) MOLI and Enterprises may terminate this Agreement by giving written notice to CO-OP at any time prior to the Effective Time
         (A) in the event CO-OP has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, MOLI or Enterprises has notified CO-OP of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2004 by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from MOLI or Enterprises breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) CO-OP may terminate this Agreement by giving written notice to MOLI and Enterprises at any time prior to the Effective Time
         (A) in the event MOLI or Enterprises has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, CO-OP has notified MOLI and Enterprises of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2004 by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from CO-OP breaching any representation, warranty, or covenant contained in this Agreement);

                  (iv) any Party may terminate this Agreement by giving written notice to the other Parties at any time after either the CO-OP Special Meeting or the MOLI Special Meeting in the event this Agreement, the Merger, and the ORI Distribution fail to receive the Requisite CO-OP Stockholder Approval and Requisite MOLI Stockholder Approval.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(d) above shall survive any such termination.

ss.8. Miscellaneous.

         (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in ss.2 above concerning the exchange of MOLI Shares for CO-OP Shares and the ORI disposition by the ORI Distribution or by sale) will survive the Effective Time.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in ss.2 above concerning the exchange of MOLI Shares for CO-OP Shares are intended for the benefit of CO-OP Stockholders and (ii) the provisions in ss.2 above concerning the ORI disposition by the ORI Distribution or by sale are intended for the benefit of MOLI Stockholders or the purchaser, as applicable.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

         If to CO-OP:                     Dental Patient Care America, Inc.
                                          Attn:  Marlon R. Berrett, President
                                          2825 E. Cottonwood Parkway, Suite 500
                                          Salt Lake City, Utah 84121
                                          Email: mberrett@dentalcooperative.com
                                          Fax:  (801) 990-3313

         Copy to:                         A. Robert Thorup, Esq.
                                          Ray, Quinney & Nebeker
                                          36 South State Street, Suite 1400
                                          Salt Lake City, Utah 84145
                                          Email:  rthorup@rqn.com
                                          Fax:  (801) 532-7543

         If to MOLI or Enterprises:       Mountain Oil, Inc.
                                          Attn:  Joseph Ollivier, President
                                          3191 North Canyon Road
                                          Provo, Utah 84604
                                          Email:  joseph@raisingcapital.com
                                          Fax:  (801) 373-6088

         Copy to:                         Mark E. Lehman, Esq.
                                          Cohne, Rappaport & Segal, P.C.
                                          525 East 100 South, 5th Floor
                                          Salt Lake City, Utah 84102
                                          Email:  mark@crslaw.com
                                          Fax:  (801) 355-1813

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Utah without giving effect to any choice or conflict of law provision or rule (whether of the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah.

         (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that any expenses that would ordinarily belong to MOLI (including the cost of printing new stock certificates and issuing certificates to the CO-OP Stockholders as a result of the Merger, but not the cost or expense of communicating with the CO-OP Stockholders) that remain unpaid on or accrue after the Closing Date shall be assumed and paid solely by ORI.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code ss.ss.6011 and 6112 and regulations there under) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, subject to compliance with disclosure obligations under applicable federal or state securities laws; provided, however, that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


DENTAL COOPERATIVE, INC.

By:  /s/ Marlon R. Berrett, President


MOUNTAIN OIL, INC.                            MTOIL ENTERPRISES, INC.

By:  /s/ Joseph Ollivier, President           By: /s/ Joseph Ollivier, President


OAKRIDGE RESOURCES, INC.

By:  /s/ Joseph Ollivier, President